EXHIBIT 99.1
Aether Holdings Announces Second Quarter 2005 Results
Reports Net Income of $.02 per share
Completes Reorganization To Protect Tax Loss Carryforwards
Baltimore, MD — August 3, 2005 (Business Wire) — Aether Holdings, Inc. (Nasdaq: AETH), the new parent holding company of Aether Systems, Inc., today reported financial results for the quarter ended June 30, 2005. 1 Net income for the second quarter of 2005 was $0.02 per share, or approximately $778,000, which was a significant increase from a net loss of ($1.14) per share, or approximately ($49.8 million) in the second quarter of 2004.
The Company said that its move to profitability in the current quarter was primarily attributable to increased earnings from its mortgage-backed securities (“MBS”) portfolio including realized gains of $423,000 on sales of MBS. No gains on sales of MBS were recognized during the first quarter of 2005. In the first quarter of 2005, net loss was ($0.01) per share, or approximately ($658,000).
“Although MBS market conditions remained challenging during the second quarter, we are very pleased that we were able to achieve profitability through the careful and conservative management of our MBS portfolio coupled with a reduction in our operating expenses,” said David S. Oros, Aether’s Chairman and CEO. “In addition, with our stockholders having voted to approve our holding company reorganization at our July 12 annual meeting, we have now implemented transfer restrictions on our common stock to help protect the long-term value of our substantial net operating and capital loss carryforwards.”
The Company also indicated that during the current quarter it completed the process of transitioning its operations to the MBS business. Accordingly, the Company said, the level of operating expenses for the quarter, exclusive of certain non-recurring costs associated with its holding company reorganization, was more indicative of the anticipated future level of quarterly operating expenses. The Company reiterated that its future recurring quarterly operating expenses to be approximately $1 million excluding management fees paid to its third-party MBS portfolio manager. During the second quarter, those fees totaled approximately $139,000.

1	In accordance with generally accepted accounting principles (“GAAP”), the results of Aether’s Transportation and Mobile Government businesses, which were sold in September 2004 and its Enterprise Mobility Systems business, which was sold in January 2004, have been reclassified as discontinued operations for all periods, so that period-to-period comparisons are presented on a comparable basis. Aether’s continuing operations reflect the results of its mortgage-backed securities business.

During the second quarter, the Company settled $326.8 million in additional MBS purchases and entered into repurchase agreements to fund a substantial portion of these purchases. At June 30, 2005, the Company’s MBS portfolio had a fair value of $352.0 million as compared to a fair value of $434.4 million at March 31, 2005. The decreased size of the MBS portfolio reflects the sale during the second quarter of approximately $73 million of MBS, as well as principal repayments of approximately $19.7 million. As of June 30, 2005, the Company had $253.1 million in borrowings under short-term repurchase agreements, which had a weighted average maturity of 26 days and a weighted average interest rate of 3.31%. The weighted average coupon of the Company’s MBS was 4.44% at June 30, 2005, up from 4.01% at March 31, 2005 and 3.92% at December 31, 2004. The Company’s debt-to-equity ratio as of June 30, 2005 was 2.0:1, as compared to 2.7:1 as of March 31, 2005 and  .1:1 as of December 31, 2004.
All of the Company’s MBS are guaranteed by U.S. government chartered agencies. In addition, all of the Company’s MBS are hybrid adjustable-rate securities that have initial fixed interest rates for three to five years and thereafter generally reset on an annual basis. In Q2 2005, the weighted average annualized yield on average earning assets was 4.12%, versus 3.64% as of March 31, 2005 and 3.76% as of December 31, 2004. For the quarter, the Company’s weighted average cost of funds was 3.03%, which equates to an interest rate spread of 1.09% for the quarter. The weighted average constant prepayment rate on the Company’s MBS portfolio was 17.0 during the second quarter of 2005, as compared to 16.5 and 7.3 during the first quarter of 2005 and the fourth quarter of 2004, respectively.
The Company also said as a result of continued tightening in interest rate spreads resulting from ongoing increases in the federal funds rate along with sustained flatness in the yield curve, it has continued to follow a conservative approach to its MBS portfolio and has not acquired additional MBS since those settled in May 2005. Additionally, the Company indicated that as a result of continuing principal repayments on its existing MBS portfolio, the size of the portfolio may decline further absent a change in market conditions and a decision by the Company to purchase additional MBS. The Company also reiterated that it is continuing to evaluate other potential business opportunities that could contribute to the Company’s profitability and allow it to realize value from its substantial accumulated tax loss carryforwards more quickly. Such opportunities may complement the MBS business or may involve a different business strategy.
Conference Call
Aether will host a conference call on Thursday, August 4, 2005 at 8:30 a.m., Eastern Time. Interested parties may access the call at www.aethersystems.com or by telephone at (800) 946-0782. Please ask for confirmation code 1649618. Replay of this call will be available until August 24, 2005, by calling (888) 203-1112 / (719) 457-0820, access code 1649618.
About Aether Holdings, Inc.
Aether Holdings owns and manages a leveraged portfolio of mortgage-backed securities through its wholly-owned subsidiary Aether Systems, Inc.
Forward-Looking Statement Disclosure
This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding the Company’s expectations about anticipated future cash balances and expense reductions. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) in light of market conditions, the size of our MBS portfolio and the amount of leverage we may incur may remain below targeted levels, which may result in lower earnings than if we had a larger, more highly leveraged portfolio;

(2) our future financial results may be negatively affected by contingent or retained liabilities relating to businesses that we have sold; (3) our MBS business involves significant risks related to changes in interest rates and the complexities of managing the overall yield of a leveraged portfolio; (4) leverage that we incur to expand the size of the MBS portfolio may limit our financial flexibility and could have a substantial negative effect on our financial results if we do not successfully manage the risks of borrowing; (5) we may not be able to realize value from our accumulated tax loss carryforwards, because of a failure to generate sufficient taxable earnings, regulatory limits or both; (6) in managing the MBS portfolio, we will depend heavily on third party investment managers and financial advisors and consultants, and there is no assurance that such third parties will continue to work with us, in which event our performance could be negatively affected; (7) our cash balance could be negatively affected by post-closing price adjustments relating to the sale of our Transportation segment, as the buyer of that business has disagreed with our calculation of certain of these post-closing adjustments and has requested a price reduction, which we are vigorously disputing; and (8) other factors discussed in our filings with the Securities and Exchange Commission. Aether undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Aether Holdings , Inc.
Steven Bass
(443) 394-5029

AETHER SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,	December 31,
	2005	2004
in thousands	(Unaudited)

Cash and cash equivalents	$25,434	$60,723
Mortgage-backed securities, at fair value	352,040	62,184
Interest receivable	1,539	356
Prepaid expenses and other assets	1,102	4,124
Restricted cash	8,633	8,832
Furniture, computers, and equipment, net	235	367

Total assets	$388,983	$136,586

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$3,469	$3,494
Forward purchase obligations	—	—
Repurchase agreements	253,083	—
Accrued employee compensation and benefits	96	186
Accrued restructuring	—	259
Accrued interest payable	70	—
Other long-term liabilities	2,057	2,057

Total liabilities	258,775	5,996
Stockholders’ equity	130,208	130,590

Commitments and contingencies
Total liabilities and stockholders’ equity	$388,983	$136,586

AETHER SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
in thousands except per share data

Interest income from MBS portfolio	$3,334	$—	$4,141	$—
Interest expense on short-term borrowings	(1,707)	—	(1,719)	—

Net interest income from MBS portfolio	1,627	—	2,422	—

Gain on sale of MBS	423	—	423	—

Other operating expenses (income)
Selling, general and administrative expenses	1,433	3,686	3,215	6,972
Depreciation	29	475	78	1,103
Stock compensation expense	—	137	76	559
Other income	(19)	(22)	(207)	(52)
Restructuring charge	—	275	(7)	690

Total other operating expenses	1,443	4,551	3,155	9,272

Net operating income (loss)	607	(4,551)	(310)	(9,272)

Non operating income (expense)

Other interest income	301	1,254	570	2,608
Interest expense from subordinated notes payable	—	(2,604)	—	(5,208)
Unrealized gain on future purchase contracts	—	866	—	866
Investment gain (loss), including impairments, net	(9)	(5,528)	(19)	(4,971)

Total non operating income (expense)	292	(6,012)	551	(6,705)

Income (loss) from continuing operations	899	(10,563)	241	(15,977)
Discontinued operations
Loss from discontinued operations	(121)	(39,029)	(121)	(42,865)
Gain (loss) on sale of discontinued operations	—	(245)	—	18,151

Loss from discontinued operations	(121)	(39,274)	(121)	(24,714)

Net income (loss)	$778	$(49,837)	$120	$(40,691)

Loss per share — basic and diluted — from continuing operations	$0.02	$(0.24)	$—	$(0.37)
Loss per share — basic and diluted — from discontinued operations	(0.00)	(0.89)	(0.00)	(0.98)
Income (loss) per share — basic and diluted — gain on sale of discontinued operations	—	(0.01)	—	0.42

Net income (loss) per share — basic and diluted	$0.02	$(1.14)	$(0.00)	$(0.93)

Weighted average shares outstanding — basic and diluted	44,009	43,802	44,000	43,538